Exhibit 15.2

AUDIT COMMITTEE CHARTER

1.	Purpose

The primary function of the audit committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Medicenna Therapeutics Corp. (the “Company”) in fulfilling its oversight of, and recommend appropriate actions with respect to (i) the integrity of the Company’s financial statements, accounting and financial reporting processes, system of internal controls over financial reporting and audit process, (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements so far as they relate to matters of financial reporting, (iii) the independent auditor’s qualifications, independence and performance and (iv) the design, implementation and performance of the Company’s internal audit function.

The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management and the external auditors.

2.	Composition

(a)         At Least Three Members. The Committee shall be comprised of a minimum of three directors as determined by the Board upon the recommendation of the Corporate Governance and Nomination Committee. All of the members of the Committee shall be “independent” as determined by the Board in compliance with applicable securities laws and applicable rules and guidelines of any stock exchange on which the securities of the Company are listed and any other laws applicable to the Company, including National Instrument 52-110 – Audit Committees.

All members of the Committee shall also be “financially literate”, meaning the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. At least one member of the Committee shall be a “financial expert”, as such term is defined by the U.S. Securities and Exchange Commission, and have, as determined by the Board, financial sophistication (including past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having a been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities).

The Board shall designate a Committee member as the Chairperson of the Committee, or if the Board does not do so, the Committee members shall appoint a Committee member as Chairperson by a majority vote of the full Committee membership.

(b)       Appointment and Removal. The Board shall appoint Committee members and designate the Committee’s “financial expert(s)” at the first meeting of the Board following each Annual General Meeting upon the recommendation of the Corporate Governance and Nomination Committee. Such members shall meet the independence, experience and expertise requirements under applicable securities law and the applicable rules and guidelines of any stock exchange on which the securities of the Company are listed and applicable policies of the Board. Members of the Committee shall serve for one year terms and until their successors are appointed. The Board may fill vacancies on the Committee by a majority vote of the authorized numbers of directors, but may remove Committee members only with the approval of a majority of the other independent directors then serving on the full Board.

3.	Meetings, Reports and Resources of the Audit Committee

(a)         Meetings. In discharging its responsibilities, the Committee shall meet as often as it determines necessary or advisable, but not less frequently than quarterly. The Committee may also hold special meetings or act by unanimous written consent as the Committee may decide. The meetings may be in person or telephone. The Committee shall keep written minutes of its meetings and shall deliver a copy of such minutes to the Board and to the corporate secretary of the Company for inclusion in the Company’s minute books, and reports of Committee meetings will be presented at the next regularly scheduled Board meeting. The Committee may meet in separate executive sessions with other directors, the CEO and other Company employees, agents or representatives invited by the Committee. At least annually, the Committee will also meet separately with the independent auditors and/or the head of internal audit (or, if applicable, internal audit service providers), without management present.

(b)         Procedures. The Committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the articles, applicable securities laws, or the applicable rules and guidelines of any stock exchange on which the securities of the Company are listed. The Chairperson or majority of the Committee members may call meetings of the Committee. A majority of the authorized number of Committee members shall constitute a quorum for the transaction of Committee business, and the vote of a majority of the Committee members present at the meeting at which a quorum is present shall be the act of the Committee. The Committee shall review and reassess at least annually the adequacy of this charter and recommend to the Board for approval any proposed changes, including any changes necessary to comply with applicable securities laws and applicable rules and guidelines of any stock exchange on which the securities of the Company are listed and any other laws applicable.

(c)         Resources. The Committee shall have the authority, in its sole discretion, to (i) engage independent counsel and other advisors as it determines necessary to carry out its duties, (ii) set and pay the compensation for any advisors employed by the Committee, and (iii) communicate directly with the internal and external auditors. The Company shall provide funding, as determined appropriate by the Committee and in the Committee’s sole authority, for payment of compensation to any registered public accounting firm engagement for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; compensation to any advisers employed by the Committee, as it determines necessary to carry out its duties; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.

4.	Authority and Responsibilities

In furtherance of its purpose, the Committee shall have the following authority and responsibilities:

(a)    be directly responsible for appointing and recommending to the Board and the shareholders: (i) the external auditor for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and (ii) the compensation of the external auditor;

(b)    be directly responsible for retaining and overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting, with the external auditor reporting directly to the Committee;

(c)    pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor in accordance with the pre-approval process noted below;

(d)    review the accounting principles and practices to be applied and followed by the Company during the fiscal year and any significant changes from those applied and followed during the previous year;

(e)    review the adequacy of the systems of internal accounting and audit policies, practices and controls established by the Company, and discuss with the auditor the results of its reviews and reports;

(f)    review all litigation and claims involving or against the Company which could materially adversely affect its financial position and which the auditor or any officer of the Company may refer to the Committee;

(g)    ensure that the auditor submits on a periodic basis to the Committee, and review and discusses at least annually with the auditor, a formal written statement delineating all relationships between the auditor and the Company, consistent with applicable auditor independence standards, and to review such statement and to actively engage in a dialogue with the auditor with respect to any disclosed or undisclosed relationships or services that may impact on the objectivity and independence of the auditor, and to review the statement and the dialogue with the Board and recommend to the Board appropriate action to ensure the independence of the auditor;

(h)    obtain written confirmation from the independent auditor that it is objective within the meaning of the Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of Chartered Accountants to which it belongs and is an independent public accountant within the meaning of the Independence Standards of the Canadian Institute of Chartered Accountants and as required by applicable law or standards of the Public Company Accounting Oversight Board (the “PCAOB”), or any successor body;

(i)     meet with the auditor at least once per quarter without management present to allow a candid discussion regarding any concerns the auditor may have and to resolve any disagreements between the auditor and management regarding the Company’s financial reporting;

(j)     review the annual consolidated financial statements of the Company and the notes thereto following the examination thereof by the auditor and prior to their approval by the Board and report to the Board thereon;

(k)    review and approve the quarterly financial statements, notes thereto and quarterly management discussion and analysis (MD&A) and related press releases of the Company prior to their release;

(l)     review the annual MD&A, and other public disclosure documents and related press releases, including any prospectus prior to their approval by the directors.

(m)   be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and must periodically assess the adequacy of those procedures;

(n)    establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(o)    approve the Whistleblower Policy and review and assess the adequacy of the policy on an annual basis, or more often if deemed appropriate;

(p)    discuss with management and the external auditor any other matters required to be communicated to the Committee by the external auditor under applicable standards of the PCAOB or applicable law or listing standards;

(q)    review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company;

(r)     review, approve and oversee any related-party transactions (as defined in applicable securities laws and stock exchange rules and guidelines);

(s)     review the adequacy of insurance policies maintained by the Company;

(t)     approve the Corporate Disclosure and Trading Policy and review and assess the adequacy of the policy on an annual basis, or more often if deemed appropriate; and

(u)    consider any other matter which in its judgment should be taken into account in reaching its recommendation to the Board concerning the approval of the financial statements.

5.	Pre-Approval of Non-Audit Services

The Committee satisfies the pre-approval requirement of item 4(c) of its Responsibilities if:

(a)    the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiary entities to the Company’s external auditor during the fiscal year in which the services are provided;

(b)    the Company or the subsidiary entity of the Company, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c)    the services are promptly brought to the attention of the Committee of the Company and approved, prior to the completion of the audit, by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more members the authority to pre-approve non-audit services in satisfaction of the requirement of item 4.(c) of its Responsibilities. The pre-approval of non-audit services by any member to whom authority has been delegated pursuant hereto must be presented to the Committee at its first scheduled meeting following such pre-approval.

The Committee satisfies the pre-approval requirement of item 4.(c) of its Responsibilities if it adopts specific policies and procedures for the engagement of the non-audit services, if: (i) the pre-approval policies and procedures are detailed as to the particular service; (ii) the Committee is informed of each non-audit service; and (iii) the procedures do not include delegation of the Committee’s responsibilities to management.